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                                                               Exhibit No. 10.15
                                    [GRAPHIC]

To:        Steve Stangl
From:      Nancee Berger
Date:      December 21, 2001

Re:        2002 Compensation Plan - Exhibit A

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The 2002 compensation plan for your employment as President of West Interactive
Corporation is as follows:

1. Your base salary will be $200,000.00. Should your employment terminate before the end of the year, you will be compensated for your services through the date of your actual termination per your Employment Agreement. This will be reviewed on an annual basis and revised, if necessary, in accordance with the consumer price index.

2. You are eligible to receive up to $250,000 annual performance bonus for meeting your plan objective in pre-tax, pre-corporate allocations income. Any such bonus will be paid quarterly and be calculated by dividing the year-to-date pre-tax, pre-corporate allocation income by the plan year pre-tax, pre-corporate allocation and multiplying that factor times the annual bonus amount minus bonuses paid year-to-date for the respective calendar year.

3. In addition, you will be eligible to receive an additional bonus for pre-tax, pre-corporate allocation income in excess of plan. If West Interactive Corporation exceeds their pre-tax, pre-corporate allocation income plan by $10,000,000, you will receive a $200,000 bonus. Any excess between plan and the $10,000,000 objective will be paid pro-rata.

4. All pre-tax profit and net income objectives are based upon West Interactive Corporation operations. Profit and income derived from mergers, acquisitions, joint ventures or other non-operating income will be reviewed by the Company upon completion of the transaction to determine inclusion in the compensation plan. In the event West Corporation changes its business plan or acquires another company, West Interactive Corporation reserves the right to review your compensation package and revise, in its sole discretion, as it deems appropriate.

5. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

                                                       /s/ Steve Stangl
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                                                    Employee - Steve Stangl